Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

COVEY/LINK, LLC,

COVEYLINK WORLDWIDE LLC,

FRANKLIN COVEY CO.,

and

FRANKLIN COVEY CLIENT SALES, INC.

dated

December 31, 2008

RECITALS			1
I.	Definitions and Usage		2
	1.1	Definitions	2
	1.2	Usage	11
II.	Sale and Transfer of Assets; Closing		12
	2.1	Assets to be Sold	12
	2.2	Excluded Assets	13
	2.3	Consideration	14
	2.4	Liabilities	14
	2.5	Allocation	16
	2.6	Closing	17
	2.7	Closing Obligations	17
	2.8	Earnout	18
	2.9	Tax Withholding	21
III.	Representations and Warranties of Seller		21
	3.1	Organization and Good Standing	21
	3.2	Enforceability; Authority; No Conflict	21
	3.3	Financial Statements	22
	3.4	Sufficiency of Assets	23
	3.5	Title to Assets; Encumbrances	23
	3.6	Condition of Tangible Personal Property	23
	3.7	Accounts Receivable	23
	3.8	Inventories	24
	3.9	No Undisclosed Liabilities	24
	3.10	Taxes	24
	3.11	No Material Adverse Change	26
	3.12	Employees	26
	3.13	Employee Benefits	27
	3.14	Compliance with Legal Requirements; Governmental Authorizations	28
	3.15	Legal Proceedings; Orders	29
	3.16	Absence of Certain Changes and Events	30
	3.17	Contracts; No Defaults	31
	3.18	Insurance	33
	3.19	Environmental Matters	35
	3.20	Brokers or Finders	35
	3.21	Solvency	35
	3.22	Disclosure	35
IV.	Representations and Warranties of CoveyLink		36
	4.1	Organization and Good Standing	36
	4.2	Enforceability; Authority; No Conflict	36
V.	Representations and Warranties of Buyer and Parent		37
	5.1	Organization and Good Standing	37

i

	5.2	Authority; No Conflict	37
	5.3	Certain Proceedings	38
	5.4	Brokers or Finders	38
VI.	Additional Covenants		38
	6.1	Employees and Employee Benefits	38
	6.2	Payment of Other Retained Liabilities	40
	6.3	Restrictions on Seller Dissolution and Distributions	40
	6.4	Removing Excluded Assets	40
	6.5	Reports and Returns	41
	6.6	Assistance in Proceedings	41
	6.7	Modification of International Licensee Agreements	41
	6.8	Noncompetition, Nonsolicitation and Nondisparagement	41
	6.9	Customer and Other Business Relationships	43
	6.10	Retention of and Access to Records	43
	6.11	Further Assurances	43
VII.	Indemnification; Remedies		43
	7.1	Survival	43
	7.2	Indemnification and Reimbursement by Seller and CoveyLink	44
	7.3	Indemnification and Reimbursement by Buyer	44
	7.4	Setoff	45
	7.5	Third-Party Claims	47
	7.6	Other Claims	48
	7.7	Indemnification in Case of Strict Liability or Indemnitee Negligence	48
VIII.	General Provisions		49
	8.1	Expenses	49
	8.2	Public Announcements	49
	8.3	Notices	49
	8.4	Jurisdiction; Service of Process	50
	8.5	Enforcement of Agreement	51
	8.6	Waiver; Remedies Cumulative	51
	8.7	Entire Agreement and Modification	51
	8.8	Assignments, Successors and No Third-Party Rights	51
	8.9	Severability	52
	8.10	Construction	52
	8.11	Time of Essence	52
	8.12	Governing Law	52
	8.13	Execution of Agreement	52
	8.14	CoveyLink and Parent Obligations	52

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is dated December 31, 2008 (the “Closing Date”), by and among Franklin Covey Client Sales, Inc., a Utah corporation (“Buyer”), and Franklin Covey Co., a Utah corporation (“Parent”), and CoveyLink Worldwide LLC, a Utah limited liability company (“Seller”), and Covey/Link, LLC, a Utah limited liability company (“CoveyLink” ).

RECITALS

WHEREAS, Seller and CoveyLink are Affiliates.

WHEREAS, Buyer and Parent are Affiliates.

WHEREAS, the board of managers of the Seller has authorized the sale of certain assets to Buyer pursuant to the terms of this Agreement, and the members of each of Seller have approved such sale.

WHEREAS, CoveyLink owns certain intellectual property assets (as described in the License Agreement) relating to the book entitled The SPEED of Trust (“The SPEED of Trust”) (collectively, the “Licensed Intellectual Property”);

WHEREAS, Seller licenses the Licensed Intellectual Property from CoveyLink and produces and sells training programs and materials based on The SPEED of Trust and the Licensed Intellectual Property (the “Business”).

WHEREAS, Seller desires to sell, and Buyer desires to buy, the assets of the Business on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Parent has licensed the Licensed Intellectual Property pursuant to a non-exclusive, worldwide license with CoveyLink effective as of January 1, 2006, and concurrently with the Closing, Parent and CoveyLink will enter into an Amended and Restated License Agreement pursuant to which CoveyLink will grant Buyer an exclusive, perpetual, worldwide license to the Licensed Intellectual Property in the form attached to this Agreement as Exhibit 2.7(b)(i) (the “License Agreement”).

WHEREAS, Stephen M. R. Covey and Greg Link are each concurrently entering into speaker services agreements with Buyer to be effective upon the Closing in the form attached to this Agreement as Exhibit 2.7(b)(iii) (each a “Speaking Agreement”).

WHEREAS, Stephen M. R. Covey and Greg Link (collectively, the “Practice Leaders”) are each concurrently entering into consulting agreements with Buyer to be effective upon the Closing in the form attached to this Agreement as Exhibit 2.7(b)(ii) (each a “Practice Leader Consulting Agreement”).

WHEREAS, the Practice Leaders will be responsible for managing the business of the Parent to The SPEED of Trust (the “Practice”) following the Closing.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

I. Definitions and Usage

1.1 Definitions.
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”—(a) all trade accounts receivable, including interest charges, and other rights to payment from customers of Seller (including Buyer) and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate”—has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” —as defined in the first paragraph of this Agreement.

“Annual Earnout Payment”—as defined in Section 2.8(a).

“Assets”—as defined in Section 2.1.

“Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).

“Assumed Liabilities”—as defined in Section 2.4.

“Best Efforts”—the efforts that a prudent Person acting diligently and desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable.

“Bill of Sale”—as defined in Section 2.7(a)(i).

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business”—as defined in the Recitals to this Agreement.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Salt Lake City, Utah are permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 7.2.

“Closing”—as defined in Section 2.6.

“Closing Date”—as defined in the first paragraph of this Agreement.

“Closing Payment”—as defined in Section 2.3(b).

“Code”—the U.S. Internal Revenue Code of 1986, as amended.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Consulting Agreement”—as defined in the Recitals to this Agreement.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including the License Agreement, the Practice Leader Consulting Agreements, and the Speaking Agreements.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“CoveyLink”—as defined in the first paragraph of this Agreement.

“Damages”—as defined in Section 7.2.

“Down Payment”—as defined in Section 2.3(a).

“Employee Plans”—every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by Seller, (x) that Seller has committed to implement, establish, adopt or contribute to in the future, (y) for which Seller is or may be financially liable as a result of the direct sponsor’s affiliation with Seller, an ERISA Affiliate, or Seller’s equityholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Employee Plan is not maintained by Seller for the benefit of its employees or former employees) or (z) for or with respect to which Seller is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.  Employee Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which Seller has no present or potential liability.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”—any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), as amended.

“Environmental Law”—any Legal Requirement that relates to the Environment and that requires or relates to:

(a)           advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)           cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”—each trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes Seller, within the meaning of Code Section 414(b), (c), (m) or (o).

“Estimated Working Capital”—as defined in Section 2.3(b).

“Estimated Working Capital Adjustment Amount”—as defined in Section 2.3(b).

“Exchange Act”—the Securities Exchange Act of 1934, as amended.

“Excluded Assets”—as defined in Section 2.2.

“Facilities”—any leasehold interest of Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the real property specified in Section 3.5(a).

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Interim Balance Sheet and the other financial statements referred to in Section 3.3 were prepared.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)           multinational organization or body;

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)           official of any of the foregoing.

“Hired Active Employees”—as defined in Section 6.1(b)(i).

“Indemnified Person”—as defined in Section 7.3(e).

“Indemnifying Person”—as defined in Section 7.5.

“Interim Balance Sheet”—as defined in Section 3.3.

“Inventories”—all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods, including copies of The SPEED of Trust and training and any other materials related to the Business.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.  A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter, and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License Agreement”—as defined in the Recitals to this Agreement.

“Licensed Intellectual Property”—as defined in the Recitals to this Agreement.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)           does not require authorization by the board of directors or equityholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Parent”—as defined in the first paragraph of this Agreement.

“Permitted Encumbrances”—as defined in Section 3.5.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Practice”—as defined in the Recitals to this Agreement.

“Practice Leaders”—as defined in the Recitals to this Agreement.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”—as defined in Section 2.3.

“Real Property Lease”—as defined in Section 3.5(a).

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—

With respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)           any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest; and

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”—as defined in Section 2.4(b).

“Schedule”—a part of this Agreement which provides information required by a specific Section or Subsection of this Agreement.

“Seller”—as defined in the first paragraph of this Agreement.

“Seller Contract”—any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound, including any Contract, agreement or purchase order relating to the delivery of training services or other products of Seller.

“Speaking Agreement”—as defined in the Recitals to this Agreement.

“Special Accountants”—Tanner LC, as defined in Section 2.3(c).

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Working Capital”—as defined in Section 2.3(b).

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, including any liability for taxes of a predecessor entity and the recapture of any tax items, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of other persons, or with respect to any information reporting requirements imposed by any Governmental Body.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“The SPEED of Trust”—as defined in the Recitals to this Agreement.

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“WARN Act”—as defined in Section 6.1(c)(i).

“Working Capital Adjustment Amount”—as defined in Section 2.3(c).

1.2 Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

II. Sale and Transfer of Assets; Closing

2.1 Assets to be Sold.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of the right, title and interest in and to all of the property and assets, real, personal or mixed, tangible and intangible, of Seller relating to the Business of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) all Real Property Leases described on Schedule 2.1(a);

(b) all Tangible Personal Property, including those items described on Schedule 2.1(b);

(c) all Inventories of Seller;

(d) all Accounts Receivable of Seller;

(e) all Seller Contracts listed on Schedule 2.1(e), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(f) all Governmental Authorizations of Seller and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, listed on Schedule 2.1(f);

(g) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(c);

(h) all of the intangible rights and property of Seller, (excluding all intellectual property, goodwill associated with trademarks, and the Licensed Intellectual Property), including the going concern value, goodwill not associated with trademarks, telephone, facsimile and e-mail addresses and listings and those items listed on Schedule 2.1(h);

(i) all insurance benefits of Seller, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(j) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed on Schedule 2.1(j);

(k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not excluded under Section 2.2(d); and

(l) the property and assets expressly designated on Schedule 2.1(l).

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4.

2.2 Excluded Assets

All assets of Seller and CoveyLink, other than the Assets, are not part of the sale and purchase contemplated hereunder (collectively, the “Excluded Assets”).  For avoidance of doubt, the following Excluded Assets shall remain the property of Seller or CoveyLink, as applicable, after the Closing:

(a) all minute books;

(b) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i) and (j));

(c) all personnel Records and other Records that Seller is required by law to retain in its possession;

(d) all claims for refund of Taxes and other governmental charges of whatever nature;

(e) all rights in connection with and assets of the Employee Plans;

(f) all rights of Seller under this Agreement and the Assignment and Assumption Agreement;

(g) the domain names SpeedofTrust.com and CoveyLink.com;

(h) all intellectual property, including the goodwill associated with trademarks, and the Licensed Intellectual Property; and

(i) the property and assets expressly designated on Schedule 2.2(i).

2.3 Consideration.

(a) Purchase Price.  The consideration for the Assets (the “Purchase Price”) will be (i) $1,000,000 (the “Down Payment”), (ii) plus or minus any Working Capital Adjustment Amount pursuant to Section 2.3(c) below, (iii) plus any Earnout Amount, and (iv) the assumption of the Assumed Liabilities.

(b) Closing Payment.  In accordance with Section 2.7(b), at the Closing, Buyer shall deliver to Seller the Closing Payment.  The “Closing Payment” shall be equal to the Down Payment plus or minus the Estimated Working Capital Adjustment Amount.  The “Estimated Working Capital Adjustment Amount” shall be equal to the difference between the Estimated Working Capital and the Target Working Capital.  On the Closing Date, Seller shall provide to Buyer an estimate of Seller’s net working capital as of the Closing Date (the “Estimated Working Capital”).  The “Target Working Capital” shall be equal to $300,000.  The Closing Payment shall be delivered by Buyer to Seller by wire transfer.

(c) Working Capital Adjustment.  The Purchase Price shall be adjusted by the amount (the “Working Capital Adjustment Amount”) that when added to or subtracted from Seller’s net working capital as of the Closing Date will produce the Target Working Capital.  As soon as reasonably practicable (and in any event within 60 days after the Closing Date (the “Determination Period”), Seller and Buyer shall use their Best Efforts and shall work together in good faith to finalize the determination of Seller’s net working capital as of the Closing Date.  Promptly following the determination of the Working Capital Adjustment Amount, Seller shall refund to Buyer (in the case of a shortfall) or Buyer shall pay to Seller (in the case of an excess) the difference between the Working Capital Adjustment Amount and the Estimated Working Capital Adjustment Amount.  If Seller and Buyer are unable to finalize the Working Capital Adjustment Amount during such 60 day period, then Seller and Buyer shall submit the matter to Tanner LC (the “Special Accountants”) for resolution.  The determination of the Special Accountants shall be binding and conclusive upon the parties.  Seller and Buyer shall each bear 50% of the fees and costs of the Special Accountants.

2.4 Liabilities.

(a) Assumed Liabilities.  As of the Closing Date, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Related Person of Seller) that remains unpaid at and is not delinquent as of the Closing Date;

(ii) any trade account payable (other than a trade account payable to any Related Person of Seller) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid at and is not delinquent as of the Closing Date;

(iii) any Liability arising after the Closing Date under the Seller Contracts described on Schedule 2.1(e) (other than any Liability arising under the Seller Contracts described on Schedule 2.4(a)(iii) or arising out of or relating to a Breach that occurred prior to the Closing Date); and

(iv) any Liability of Seller described on Schedule 2.4(a)(iv).

(b) Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i) any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Date other than to the extent assumed under Section 2.4(a)(iii);

(ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a)(iii) that arises after the Closing Date but that arises out of or relates to any Breach that occurred prior to the Closing Date;

(iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv) any Liability under any Contract not assumed by Buyer under Section 2.4, including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing or operation of real property;

(vi) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix) any Liability of Seller to CoveyLink or to any Related Person of Seller or of CoveyLink, except for Liabilities owed to CoveyLink for speaking engagements that have been performed but for which payment has not yet been received;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi) any Liability to distribute to any of Seller’s equityholders or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding pending as of the Closing Date;

(xiii) any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

(xiv) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi) any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date.

2.5 Allocation.

The Purchase Price and those Assumed Liabilities, costs and other items included in “consideration” for purposes of Code Section 1060 (the “Section 1060 Consideration”) shall be allocated among the Assets in accordance with this Section 2.5 (the “Allocation”).  The Allocation shall be based on the fair market values of the Assets as of the Closing Date as determined and allocated in accordance with Code Section 1060 and the United States Treasury Regulations thereunder, with the fair market values of the Accounts Receivable and Inventory included in the Assets determined in accordance with GAAP such that tangible assets in these categories are valued at book value as of the Closing Date.  As soon as reasonably practicable (and in any event within one hundred twenty (120) days) after the Closing Date, Seller and Buyer shall work together in good faith to finalize the Allocation to reflect the final determinations of the fair market values of assets as of the Closing Date and any changes to the Section 1060 Consideration, and the Allocation as so finalized shall become the “Final Allocation”, which shall be final and binding upon all the parties.  If Seller and Buyer are unable to finalize the Allocation during such one hundred twenty (120) day period, then Seller and Buyer shall submit only those disputed items that have not been resolved to an independent accountant mutually chosen by Seller and Buyer for determination, provided, however, that the basis for dispute shall not include any objection to the methodology used to determine the fair market value of the Accounts Receivable and Inventory.  The independent accountant’s determination as to each item of dispute shall be binding on the parties, and the Allocation shall be amended in accordance with the independent accountants’ determination (as to the disputed items) and the agreement of Seller and Buyer (as to the items that are not disputed) and shall become the Final Allocation.  If any adjustment is subsequently made to the Section 1060 Consideration pursuant to the terms of this Agreement, Buyer and Seller shall agree to an amended Allocation in accordance with the above procedures, and such amended allocation (the “Amended Allocation”) shall replace the Final Allocation.  Within fifteen (15) days after the Allocation has been determined in accordance with this Section 2.5, Buyer shall cause to be prepared and delivered to Seller IRS Forms 8594 and any required exhibits thereto, and any similar forms required under applicable state, local or foreign Legal Requirement governing Taxes, which shall conform to the Final Allocation, and Seller and Buyer shall each timely file: (a) the applicable Form(s) 8594 with the IRS in accordance with the requirements of Code Section 1060; and (b) such other forms with the applicable Governmental Body in accordance with the requirements of the applicable Legal Requirement.  Any subsequent adjustment to the Section 1060 Consideration reflected in an Amended Allocation shall be reflected in one or more amended Forms 8594 and applicable state, local or foreign Tax forms that Buyer shall cause to be prepared and delivered to Seller within fifteen (15) days after determination of an Amended Allocation. Seller and Buyer shall, and shall cause their respective Affiliates to, each report, act, and file Tax Returns in all respects and for all purposes (including for purposes of Code Section 704(c)) consistent with the Final Allocation (or Amended Allocation, as applicable).  The parties agree that they will not take, nor will they permit any of their respective Affiliates to take, for Tax purposes, any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocations unless required to do so by applicable Legal Requirement.

2.6 Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the Salt Lake City offices of Dorsey & Whitney, at 10:00 a.m. Mountain Daylight Time on December 31, 2008, unless Buyer and Seller otherwise agree.

2.7 Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property (but excluding all intellectual property) in the form of Exhibit 2.7(a)(ii), including Contracts and Real Property Leases, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(iv) a certificate of a Manager of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of managers approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the Managers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.

(b) Buyer shall execute and deliver to CoveyLink and CoveyLink shall execute and deliver to Buyer (or cause to be executed and delivered to Buyer):

(i) the License Agreement in the form of Exhibit 2.7(b)(i);

(ii) Practice Leader Consulting Agreements in the form of Exhibit 2.7(b)(ii), executed by Stephen M.R. Covey and Greg Link; and

(iii) Speaking Agreements in the form of Exhibit 2.7(b)(iii), executed by Stephen M.R. Covey and Greg Link.

(c) Buyer shall deliver to Seller:

(i) The Closing Payment by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three Business Days prior to the Closing Date;

(ii) the Assignment and Assumption Agreement executed by Buyer;

(iii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8 Earnout.

(a) Earnout Payment.

(i) Buyer shall make a payment to Seller (an “Annual Earnout Payment”) for five successive periods commencing on the first day of Parent’s second quarter of a given fiscal year and ending on the last day of Parent’s first quarter of the subsequent fiscal year (each an “Earnout Period”).  The first Earnout Period shall commence on November 30, 2008, the first day of the second quarter for Parent’s 2009 fiscal year.  The Annual Earnout Payment shall be for an amount equal to (A) three times the Incremental EBITDA (as defined below) of the Practice for such Earnout Period, minus (B) the aggregate amount of any Annual Earnout Payments paid to Seller in all previous Earnout Periods.  The Annual Earnout Payment, together with interest thereon at a rate of one and one half percent (1.5%) per month from the end of the third month following the close of the Earnout Period, will be paid promptly, but in no case more than two weeks, following the issuance of a review by the Company’s independent registered public accounts for the quarter ended on November 30 of each year.

(ii) Incremental EBITDA.    For purposes of this Agreement, “Incremental EBITDA” shall mean the amount by which the EBITDA of the Practice for any Earnout Period exceeds the Baseline EBITDA (as defined below).

(iii) Baseline EBITDA.

(A) Within 60 days following the Closing Date, the parties, acting together in good faith, shall establish the “Baseline EBITDA” for the Practice for the 12 months ended on November 29, 2008.  The Baseline EBITDA shall be consistent with the sample EBITDA calculation set forth on Exhibit 2.8(a)(ii), and shall include (I) a gross margin equal to 62% of gross revenues, (II) total sales field costs equal to 33% of gross revenues (which sales field costs shall include variable costs equal to 25% of gross revenues and fixed costs equal to 8% of gross revenues (such amount, the “Fixed Sales Costs”)), and (III) actual selling, general, and administrative expenses of Seller for the 12 months ended on November 30, 2008; provided, however, that in no case shall the EBITDA of the Seller for the 12 months ended on November 30, 2008, which is used as a component of the Baseline EBITDA and is calculated in a manner consistent with the sample EBITDA calculation set forth on Exhibit 2.8(a)(ii), be less than $206,000.

(B) If the parties cannot agree to a Baseline EBITDA within the 60 day period, the determination of the Baseline EBITDA shall be submitted to the Special Accountants for determination, whose determination shall be binding and conclusive on the parties.  The parties shall equally divide and pay the Special Accountants’ fees, costs and expenses.

(b) Computation of EBITDA.

(i) Manner of Computation.  In general, for purposes of this Agreement, the “EBITDA” of the Practice for any Earnout Period shall mean the earnings of the Practice from operations before interest, taxes, depreciation and amortization, including any revenues from FC Derivative Works (as defined in the License Agreement) that the parties agree, after negotiating in good faith on a case-by-case basis for each such FC Derivative Work, to allocate to the EBITDA of the Practice (for the avoidance of doubt, revenues from the programs entitled “Leadership: Great Leaders, Great Teams, Great Results,” “Leadership: Great Leaders, Great Teams, Great Results for the Public Sector,” “Leadership Foundations,” and “Executive Leadership Summit” are not included in the EBITDA of the Practice), calculated as if the Practice were being operated as a separate and independent division of the Company.  Except as provided in this Section 2.8(b), the EBITDA of the Practice shall be determined in accordance with GAAP and using assumptions consistent with the sample EBITDA calculation as set forth on Exhibit 2.8(a)(ii).  For the purposes of determining the EBITDA of the Practice and the Annual Earnout Payment:

(A)           EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(B)           EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the Ordinary Course of Business;

(C)           EBITDA shall include any revenues, reimbursements and expenses, of whatever kind or nature, related to speaking engagements of the Practice Leaders as provided for in the Speaking Agreements;

(D)           No deduction shall be made for any sales field costs, management fees, accounting costs, general overhead expenses, commission costs payable to Buyer’s consultants, employees and independent contractors, or other intercompany charges otherwise charged by Parent to the Practice; but, in lieu thereof, EBITDA shall include the following for each Earnout Period:  (I) variable sales field costs equal to 25% of the gross revenues for such Earnout Period, (II) fixed sales field costs equal to the Fixed Sales Costs incorporated into the Baseline EBITDA pursuant to Section 2.8(a)(ii), increased and compounded at the rate of 3% for each subsequent Earnout Period, and (III) the direct selling, general, and administrative expenses of the Practice, consistent with the sample EBITDA calculation set forth on Exhibit 2.8(a)(ii), for such Earnout Period, including, upon mutual agreement between Parent and the Practice Leaders, the Practice’s share of any such expenses that Parent, or any of its Affiliates, have agreed to bear that would otherwise have been borne directly by the Practice; and

(E)           No deduction shall be made with respect to any portion of the Purchase Price for legal or accounting fees and expenses incurred in connection with the calculation of the Annual Earnout Payment, or for the preparation of this Agreement, or for any matter arising out of this Agreement.

(ii) Time of Determinati (A) The EBITDA of the Practice and the Annual Earnout Payment shall be determined promptly after the close of each Earnout Period by Buyer.  Copies of its report setting forth its computation of the EBITDA of the Practice and the Annual Earnout Payment shall be submitted in writing to Seller and, unless Seller notifies Buyer within forty-five (45) days after receipt of the report that it objects to the computation of the EBITDA of the Practice and the Annual Earnout Payment set forth therein, the report and the Annual Earnout Payment shall be binding and conclusive for the purposes of this Agreement.  Seller shall have access to the books and records of the Practice and to Buyer’s Accountants’ workpapers during regular business hours to audit and to verify the computation of EBITDA of the Practice and the Annual Earnout Payment made by Buyer.

(B) If Seller notifies Buyer in writing within forty-five (45) days after receipt of Buyer’s report that it objects to Buyer’s computation of EBITDA of the Practice and the Annual Earnout Payment, the Annual Earnout Payment shall be determined by negotiation between Seller and Buyer.  If Seller and Buyer are unable to reach agreement within thirty (30) Business Days after such notification, the determination of the Annual Earnout Payment for the Earnout Period in question shall be submitted to the Special Accountants for determination, whose determination shall be binding and conclusive on the parties. If the Special Accountants determine that the Annual Earnout Payment has been understated by five percent or more, then Buyer shall pay the Special Accountants’ fees, costs and expenses.  If the Annual Earnout Payment has not been understated or has been understated by less than five percent, then Seller shall pay the Special Accountants’ fees, costs and expenses.

2.9 Tax Withholding.

Upon prior written notice to Seller, Buyer shall be entitled to deduct, withhold and payover from any amounts otherwise payable pursuant to this Agreement to Seller such amounts, if any, as it is required to deduct, withhold and payover to any Governmental Body pursuant to the Code or any other Legal Requirement.  To the extent that amounts are thus withheld and paid over by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

III. Representations and Warranties of Seller

Seller represents and warrants to Buyer as of the Closing Date as follows:

3.1 Organization and Good Standing.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Utah, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 3.1(b).

(c) Seller has no Subsidiary and, except as disclosed on Schedule 3.1(c), does not own any shares of capital stock or other securities of any other Person.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  Upon the execution and delivery by Seller of each agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller.  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s members and board of managers.

(b) Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of managers or the members of Seller;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or CoveyLink, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii) result in any member of the Seller having the right to exercise dissenters’ appraisal rights.

(c) Except as set forth on Schedule 3.2(c), neither Seller nor CoveyLink is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements.
 Seller has delivered to Buyer: (a) an unaudited compiled balance sheet of Seller as at December 31st in each of the fiscal years 2006 and 2007, and the related unaudited compiled statements of income, changes in equityholders’ equity and cash flows for each of the fiscal years then ended; and (b) an unaudited compiled balance sheet of Seller as at November 30, 2008 (the “Interim Balance Sheet”), and the related unaudited compiled statements of income for the eleven months then ended certified by Seller’s Manager.  Such financial statements fairly present the financial condition and the results of operations, changes in equityholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.4 Sufficiency of Assets.

Except as set forth on Schedule 3.4, the Assets, together with the Licensed Intellectual Property, (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner operated by Seller immediately prior to the Closing and (b) include all of the operating assets of Seller.

3.5 Title to Assets; Encumbrances.

(a) As of the Closing, the real property demised by the Leases listed on Schedule 2.1(a) (each a “Real Property Lease”) constitute all of the real property leased (whether or not occupied and including any Leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Seller relating exclusively to the Business.

(b) Seller has a valid and existing leasehold interest in the real property listed on Schedule 2.1(a), free and clear of any Encumbrances, other than those Encumbrances described on Schedule 3.5(b) (“Real Estate Encumbrances”).

(c) Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those Encumbrances described on Schedule 3.5(c) (the “Non-Real Estate Encumbrances” and, together with the Real Estate Encumbrances, “Permitted Encumbrances”).  Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.5(c) as acceptable to Buyer.

(d) Each of Seller’s Representatives, members, subsidiaries and Related Persons have transferred or assigned all of their right, title and interest in and to the Assets.

3.6 Condition of Tangible Personal Property.

Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed on Schedule 3.6, all Tangible Personal Property used in the Business is in the possession of Seller.

3.7 Accounts Receivable.

All Accounts Receivable that are reflected on the Interim Balance Sheet or on the accounting Records of Seller as of the Closing represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.  Such Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting Records of Seller as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the accounting Records of Seller as of the Closing, will not represent a greater percentage of the Accounts Receivable reflected on the accounting Records of Seller as of the Closing than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  To

Seller’s Knowledge, subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 3.7 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.8 Inventories.

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be.  Seller is not in possession of any inventory not owned by Seller, including goods already sold.  Inventories now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.9 No Undisclosed Liabilities.

Except as set forth on Schedule 3.9, Seller has no Liability except for Liabilities reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.10 Taxes.

(a) Tax Returns Filed and Taxes Paid.  Seller has duly and timely filed or caused to be filed, or will have duly and timely filed prior to the Closing Date, all Tax Returns with respect to Taxes that are or were required to be filed by it pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed on Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet.  Except as provided on Schedule 3.10(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Seller has delivered or made available to Buyer copies of, and Schedule 3.10(b) contains a complete and accurate list of, all Tax Returns filed since December 31, 2006.  As of the date of this Agreement, no deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full, and there is no Tax Proceeding currently pending or threatened against Seller.  To the extent that Seller has been or is subject to any such Tax Proceeding, Schedule 3.10(b) contains a complete and accurate list of all Tax Returns of Seller that have been or are the subject of any such Tax Proceeding and accurately describes any deficiencies or other amounts that were paid or are currently being contested.  Seller has delivered, or made available to Buyer, copies of any examination, reports, statements or deficiencies or similar items with respect to any such Tax Proceedings.  Schedule 3.10(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described on Schedule 3.10(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c) Proper Accrual.  The charges, accruals and reserves with respect to Taxes on the Interim Balance Sheet or other Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes.

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding.  All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(iii) Entity Status.  At all times since its formation, Seller has been and until immediately prior to the Closing Date will continue to be properly treated as a partnership for United States federal income Tax purposes, and for the income Tax purposes of any state where Seller conducts any amount of business.

(iv) Successor Liability.  Seller has no liability for Taxes of any person (other than Seller) under any federal, state, local or foreign law, as a transferee or successor by contract or otherwise.

(v) Substantial Understatement Penalty.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(e) Certain Transactions.  Seller has not engaged in any “listed transaction” or “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4.

3.11 No Material Adverse Change.

Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.12 Employees.

(a) Except as disclosed on Schedule 3.12(a), Seller has not experienced and, to the Knowledge of Seller, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state or other Legal Requirement related to employees of Seller.  Except as disclosed in Schedule 3.12(a), no Proceeding is pending or, to the Knowledge of Seller, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing of Seller.  There are no workers’ compensation claims pending against the Seller, nor is the Seller aware of any facts, illnesses or injuries that will or reasonably could give rise to such claims.  Except as disclosed on Schedule 3.12(a), none of Seller’s employees are on leave of absence or are otherwise not actively at work for any reason.

(b) No employee of Seller is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.  The employment relationship between the Seller and each of the individuals employed by the Seller is “employment at will.”  The Seller has delivered to Buyer true and correct copies of all existing employee handbooks, summary plan descriptions, policy manuals and/or written policies applicable to Seller’s employees.

(c) Seller has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its Records all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.  No director, officer or individual employed by the Seller is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the acquisition.

(d) Except for layoffs in the Ordinary Course of Business, and other layoffs or reductions noted in Schedule 3.12(d), there has been no lay-off of employees of Seller or work reduction program undertaken by or on behalf of Seller in the past two years, and no such program has been adopted by Seller or publicly announced.  The Seller has not given notice of termination to or received notice of resignation from any employee having total annual compensation of more than $50,000.

(e) Each employee of the Seller, hired since its date of organization (February 26, 2006), and employed in the United States, has completed and the Seller has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulation.  No employee of Seller is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigration  status.

3.13 Employee Benefits.

(a)   Schedule 3.13(a) lists all Employee Plans by name and provides a brief description identifying (i) the type of Employee Plan, (ii) the funding arrangements for the Employee Plan, (iii) the sponsorship of the Employee Plan, (iv) the participating employers in the Employee Plan and (v) any one or more of the following characteristics that may apply to such Employee Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Seller or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Seller, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)           Except as listed on Schedule 3.13(b), neither Seller nor any ERISA Affiliate has ever maintained or contributed to any pension plan that is subject to Title IV of ERISA or Section 412 of the Code.  Except as listed on Schedule 3.13(b), neither Seller nor any ERISA Affiliate sponsors an Employee Plan that promises or provides health, life or other welfare benefits to retirees or former employees of Seller and/or its ERISA Affiliates, or which provide severance benefits to Employees, except as otherwise required by Section 4980B of the Code or comparable state statute which provides for continuing health care coverage.  None of the Assets is subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.  Seller has no unsatisfied liabilities, or is reasonably expected to incur any liabilities, that could become a liability of Buyer with respect to any Employee Plan, and, with respect to each such Employee Plan, full payment has been made of all amounts that Seller is required, under the terms of each such Employee Plan, to have paid as contributions to that Employee Plan.  Each Employee Plan to which Seller contributes on behalf of its employees that is intended to be a tax qualified Employee Plan under Section 401(a) of the Code is in fact so qualified and the Employee Plan provider has received a determination letter from the IRS as to the tax qualified status of the prototype documents upon which the Employee Plan is based.  Each Employee Plan is in material compliance with ERISA, the Code and the terms of such Employee Plan as to both form and operation.

(c)           Schedule 3.13(c) lists each employee of Seller who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable Legal Requirement, (iii) absent from active employment or any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(d)           Except as disclosed in Schedule 3.13(d), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived.  The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.  Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code.  The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Schedule 3.13(d) in a manner consistent with the Statement of Financial Accounting Standards No. 87.  Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

3.14 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth on Schedule 3.14(a):

(i) Seller is, and at all times since January 1, 2006, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 2.1(f) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets.  Each Governmental Authorization listed or required to be listed on Schedule 2.1(f) is valid and in full force and effect.  Except as set forth on Schedule 2.1(f):

(i) Seller is, and at all times since January 1, 2006, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 2.1(f);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 2.1(f) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 2.1(f);

(iii) Seller has not received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 2.1(f) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed on Schedule 2.1(f) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.15 Legal Proceedings; Orders.

(a) Except as set forth on Schedule 3.15(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 3.15(a).  There are no Proceedings listed or required to be listed on Schedule 3.15(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b) Except as set forth on Schedule 3.15(b):

(i) there is no Order to which Seller, its business or any of the Assets is subject; and

(ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(c) Except as set forth on Schedule 3.15(c):

(i) Seller is, and, at all times since January 1, 2008, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received, at any time since January 1, 2008, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

3.16 Absence of Certain Changes and Events.

Except as set forth on Schedule 3.16, since the date of the Interim Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Governing Documents of Seller;

(b) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any equityholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(c) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(d) damage to or destruction or loss of any Asset, whether or not covered by insurance;

(e) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $10,000;

(f) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller or the creation of any Encumbrance on any Asset;

(g) cancellation or waiver of any claims or rights with a value to Seller in excess of $10,000;

(h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;

(i) change in the Tax or financial accounting methods, principles, practices, elections, or periods from those utilized in the preparation of the most recently filed Tax Returns or the Interim Balance Sheet, except as required by GAAP or a Legal Requirement; or

(j) Contract by Seller to do any of the foregoing.

3.17 Contracts; No Defaults.

(a) Schedule 2.1(e) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $10,000;

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Seller that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of $10,000;

(xii) each Seller Contract not denominated in U.S. dollars;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 2.1(e) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts and the location of Seller’s office where details relating to the Contracts are located.

(b) Except as set forth on Schedule 3.17(b):

(i) each Contract identified or required to be identified on Schedule 2.1(e) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) each Contract identified or required to be identified on Schedule 2.1(e) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and

(iii) to the Knowledge of Seller, no Contract identified or required to be identified on Schedule 2.1(e) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(c) Except as set forth on Schedule 3.17(c):

(i) Seller is, and at all times since January 1, 2008, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2008,

has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v) Seller has not given to or received from any other Person, at any time since January 1, 2008, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 Insurance.

(a) Seller has delivered to Buyer:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2007, a list of which is included on Schedule 3.18(a);

(ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

(b) Schedule 3.18(b) describes:

(i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Schedule 3.18(c) sets forth, by year, for the current policy year and each of the two preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance and period of coverage; and

(C) the amount and a brief description of the claim; and

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Schedule 3.18(d):

(i) all policies of insurance to which Seller is a party or that provide coverage to Seller:

(A) are valid, outstanding and enforceable;

(B) are issued by an insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks to which Seller is normally exposed; and

(D) are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv) Seller has given notice to the insurer of all claims that may be insured thereby.

3.19 Environmental Matters.

To Seller’s Knowledge, Seller is and has at all times been in material compliance with all Environmental Laws.  There are no claims, Encumbrances or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest that are pending or, to the Knowledge of Seller, threatened against Seller.  To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental, Health and Safety Liability of Seller.  Seller has delivered to Buyer all reports, authorizations, disclosures and other documents of which they are aware relating in any way to the status of any property demised by the Leases or otherwise relating to Seller with respect to any Environmental Law.

3.20 Brokers or Finders.

Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.21 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions:  (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.22 Disclosure.

(a) No disclosure, representation or warranty or other statement made by Seller in this Agreement, any Schedule, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or one of the Schedules.

IV. Representations and Warranties of CoveyLink

CoveyLink  represents and warrants to Seller as of the Closing Date as follows:

4.1 Organization and Good Standing.

(a) CoveyLink is a limited liability company duly organized, validly existing and in good standing under the laws of Utah, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.  CoveyLink is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Complete and accurate copies of the Governing Documents of CoveyLink, as currently in effect, are attached to Schedule 4.1(b).

(c) CoveyLink has no Subsidiary and, except as disclosed on Schedule 3.1(c), does not own any shares of capital stock or other securities of any other Person.

4.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of CoveyLink, enforceable against CoveyLink in accordance with its terms.  Upon the execution and delivery by CoveyLink of each agreement to be executed or delivered by CoveyLink at the Closing (collectively, the “CoveyLink’s Closing Documents”), each of CoveyLink’s Closing Documents will constitute the legal, valid and binding obligation of CoveyLink, enforceable against CoveyLink.  CoveyLink has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and CoveyLink’s Closing Documents to which it is a party and to perform its obligations under this Agreement and CoveyLink’s Closing Documents, and such action has been duly authorized by all necessary action by CoveyLink’s members and board of managers.

(b) Except as set forth on Schedule 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of CoveyLink or (B) any resolution adopted by the board of managers or the members of CoveyLink;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which CoveyLink, or any of the Assets, may be subject;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CoveyLink or that otherwise relates to the Assets or to the business of CoveyLink;

(iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any CoveyLink Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth on Schedule 4.2(b), CoveyLink is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions

V.  epresentations and Warranties of Buyer and Parent

Buyer and Parent jointly and severally represent and warrant to Seller and CoveyLink as of the Closing Date as follows:

5.1 Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to conduct its business as it is now conducted.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with full corporate power and authority to conduct its business as it is now conducted.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of both Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms.  Upon the execution and delivery by Buyer or Parent, as applicable, of the Assignment and Assumption Agreement, the Consulting Agreements, the Speaking Agreements and each other agreement to be executed or delivered by Buyer or Parent at Closing (collectively, the “FranklinCovey Closing Documents”), each of the FranklinCovey Closing Documents will constitute the legal, valid and binding obligation of Buyer and Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its respective terms.  Buyer and Parent each have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the

FranklinCovey Closing Documents and to perform their obligations under this Agreement and the FranklinCovey Closing Documents, and such actions have been duly authorized by all necessary corporate action by each of Buyer and Parent.

(b) Neither the execution and delivery of this Agreement by Buyer or Parent, nor the consummation or performance of any of the Contemplated Transactions by Buyer or Parent, will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s or Parent’s Governing Documents;

(ii) any resolution adopted by the board of directors or the equityholders of Buyer and Parent;

(iii) any Legal Requirement or Order to which Buyer or Parent may be subject; or

(iv) any Contract to which either Buyer or Parent is a party or by which either Buyer or Parent may be bound.

Neither Buyer nor Parent is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3 Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer or Parent and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s or Parent’s Knowledge, no such Proceeding has been threatened.

5.4 Brokers or Finders.

Neither Buyer, Parent nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

VI.  Additional Covenants

6.1 Employees and Employee Benefits.

(a) Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Buyer has provided Seller with a list of Seller’s employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing

Date (the “Hired Active Employees”).  Effective immediately before the Closing, Seller agrees that the employment of all of its Hired Active Employees is terminated.

              (ii)   Neither Seller nor its Related Persons shall solicit the continued employment of any Hired Active Employee after the Closing.

  (iii)          Buyer shall offer employment to the Hired Active Employees to work in the Practice.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.  Any liability incurred as a result of the forgoing shall be solely the Seller’s obligation and the Seller agrees to fully indemnify the Buyer on any such claims, complaints or disputes.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller’s Retirement and Savings Plans.

All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.  All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result.  Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date.

(e) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 6.1 as may be necessary to carry out the arrangements described in this Section 6.1.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 6.1.

(iii) If any of the arrangements described in this Section 6.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

6.2 Payment of Other Retained Liabilities.

Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.  If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any Annual Earnout Payment payable to Buyer pursuant to Section 2.8.

6.3 Restrictions on Seller Dissolution and Distributions.

Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of (a) 30 days after the completion of all Purchase Price adjustment procedures contemplated by Section 2.8; (b) Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 6.2; or (c) the lapse of more than five years after the Closing Date.

6.4 Removing Excluded Assets.

On or before the Closing Date, Seller and CoveyLink shall remove all Excluded Assets from all Facilities and other real property to be occupied by Buyer.  Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing.  Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller and CoveyLink at the Closing.  Should Seller and CoveyLink fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  Seller and

CoveyLink shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller or CoveyLink on or before the Closing Date.

6.5 Reports and Returns.

Seller and CoveyLink shall have sole responsibility for all filings with a Governmental Body relating to any bulk sale notification, application for tax clearance certificate or other similar filing in connection with the transfer of the Assets to Buyer, whether such filings are due prior to, on or after the Closing Date, in compliance with applicable Legal Requirements.  After the Closing, Seller and CoveyLink shall duly and timely prepare and file all Tax Returns or other reports required by Legal Requirements relating to the Business as conducted using the Assets up to and including the Closing Date.

6.6 Assistance in Proceedings.

Seller and CoveyLink will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, CoveyLink or the Business.

6.7 Modification of International Licensee Agreements.

Buyer will use commercially reasonable efforts to renegotiate, within six months following the Closing and on terms reasonably acceptable to Seller, Buyer’s license and distribution agreements (collectively, the “International Licenses”) with its international licensees and distributors (collectively, the “International Licensees”) to allow the Practice Leaders to promote the growth of the Practice in the geographical territories that are the subject of such International Licenses.  If Buyer is unable to renegotiate any International Licenses on terms reasonably acceptable to Seller within six months following the Closing, Buyer will (a) promptly return, at no cost to Seller, all of the Assets related to the Business conducted in the geographical territory that is the subject of such International Licenses, and (b) immediately forfeit any exclusive rights Buyer may have, pursuant to the License Agreement or otherwise, to use, develop, commercialize, sell or distribute training programs or other products related to The SPEED of Trust in the geographical territory that is the subject of such International Licenses that are not renegotiated.

6.8 Noncompetition, Nonsolicitation and Nondisparagement.

(a)           Noncompetition.  For a period of 5 years after the Closing Date, except as provided in Section 6.7, Seller and CoveyLink shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a competing Business (“Competing Business”), provided, however, that, subject to the obligations of Stephen M. R. Covey and Greg Link under the Consulting Agreements, CoveyLink may continue to consult with Human Performance Institute on matters unrelated to The SPEED of Trust and Seller and CoveyLink may purchase or otherwise acquire up to (but not more than) one percent of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.  Notwithstanding the foregoing provisions, the obligations of Seller and CoveyLink under this Section 5.8 shall terminate upon the occurrence of a Buyer Material Breach that is not cured within the number of days specified below, after Seller or CoveyLink provides written notice to Buyer of the alleged Buyer Material Breach.  A “Buyer Material Breach” means a breach of any of Buyer’s payment obligations in this Agreement (and such breach is not cured within thirty (30) days); provided, however, that Buyer’s failure to make any payment that is the subject of a good-faith, bona fide dispute shall not be a Buyer Material Breach.

(b)           Nonsolicitation.  For a period of 5 years after the Closing Date, Seller and CoveyLink shall not, directly or indirectly:

(i) solicit the business of any Person who is a customer of Buyer;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller or CoveyLink on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)           Nondisparagement.  After the Closing Date, Seller and CoveyLink will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d)           Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 6.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 6.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

(e)           Remedies.  If Seller or CoveyLink breaches the covenants set forth in this Section 6.8, Buyer will be entitled to the following remedies:

(i) Damages from Seller or CoveyLink, as applicable; and

(ii) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 6.8, it being agreed that money damages alone would be inadequate to compensate the Buyer and would be an inadequate remedy for such breach.

6.9 Customer and Other Business Relationships.

After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships.  Seller will refer to Buyer all inquiries relating to such business.  Neither Seller nor any of its officers, employees, agents or equityholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

6.10 Retention of and Access to Records.

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer.  Buyer also shall provide Seller and CoveyLink and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or Tax Returns, or use in connection with any Tax Proceedings.  After the Closing Date, Seller and CoveyLink shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

6.11 Further Assurances.

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

VII. Indemnification; Remedies

7.1 Survival.

All representations, warranties, covenants and obligations in this Agreement, including all of the Schedules, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

7.2 Indemnification and Reimbursement by Seller and CoveyLink.

Seller and CoveyLink, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller or CoveyLink in (i) this Agreement, including the Schedules, (ii) the certificates delivered pursuant to Section 2.7 (iii) any transfer instrument, (iv) the License Agreement, (v) the Consulting Agreements, (vi) the Speaking Agreements, or (vii) any other agreement, certificate, document, writing or instrument delivered by either Seller or CoveyLink pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or CoveyLink in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or CoveyLink pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or CoveyLink (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e) any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing;

(f) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

(g) any Employee Plan established or maintained by Seller; or

(h) any Retained Liabilities.

7.3 Indemnification and Reimbursement by Buyer.

Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d) any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Hired Active Employees subsequent to the Closing; or

(e) any Assumed Liabilities.

7.4 Time Limitations.

(a) Seller and CoveyLink will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than those in Section 3.10, as to which a claim may be made at any time prior to the applicable statute of limitations), only if on or before the fifth anniversary of the Closing Date the applicable Buyer Indemnified Person notifies Seller or CoveyLink of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnified Person.

(b) Buyer will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty, only if on or before the fifth anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller.

7.5 Setoff.

(a) Right of Setoff.  Acting in good faith, and subject to the requirements of this Section 7.5, Buyer may set off any amount to which any Buyer Indemnified Party may be entitled under this Article VII against amounts otherwise payable by Buyer hereunder or under the License Agreement.  Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement or pursuit of any other remedies that may be available to it.  Any set off against an Annual Earnout Payment hereunder or other reduction to the Purchase Price on account of Seller’s or CoveyLink’s indemnification obligations under this Agreement shall be treated, for Tax purposes, to the extent permitted by law, as an adjustment to the Purchase Price.

(b) Notice of Claims.  Promptly after the Buyer makes a good faith determination that any Buyer Indemnified Party is entitled to any amount under this Article VII, Buyer shall deliver to CoveyLink written notice (a “Notice of Claim”): specifying in reasonable detail the Damages and the amount that the Buyer or any Buyer Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue relating to such Damages, the date each such amount was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breaches of warranties or claims to which such Damages are related.  CoveyLink shall notify Buyer in writing within 10 days following delivery of the of the Notice of Claim if CoveyLink objects to any aspect of the claim made in the Notice of Claim (an “Objection Notice”).  If CoveyLink does not provide an Objection Notice within such 10 day period, Buyer shall be entitled to offset the amount specified in the Notice of Claim as provided in Section 7.5(a).

(c) Resolution of Conflicts.  If CoveyLink provides an Objection Notice to Buyer pursuant to Section 7.5(b), the Chief Executive Officer of CoveyLink and the Chief Executive Officer of Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim set forth in the Notice of Claim.  If no such agreement can be reached after good faith negotiation for a period of 30 days after CoveyLink delivers its Objection Notice, either Buyer or CoveyLink may demand arbitration of the matter unless the claim is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until either the litigation is resolved or both CoveyLink and Buyer agree to arbitration.

(d) Arbitration.

(i) In the event that a party demands arbitration pursuant to Section 7.5(c), such dispute shall be finally settled by binding arbitration in Salt Lake City, Utah under the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) by one arbitrator appointed in accordance with said Rules.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(ii) The arbitrator shall apply the laws of the State of Utah to the merits of the particular dispute, without reference to rules of conflict of law.  The arbitration proceedings shall be governed by the Rules, without reference to any state arbitration law.

(iii) Either of the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator.  The arbitrator may, in its discretion, award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including, without limitation, administrative fees, arbitrator’s fees, attorneys’ fees, experts’ fees, witnesses’ fees, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees); otherwise, the costs of the arbitration, including administrative and arbitrator’s fees, shall be borne by the parties to the particular arbitration in proportion their relative success, as determined by the arbitrator, in connection with the resolution of the disputed claims, and each party shall bear the cost of its own attorneys’ fees and expert witness fees.  The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.

(iv) The decision of the arbitrator as to the validity and amount of any claim in such Notice of Claim shall be binding and conclusive upon the parties.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(v) The requirements of this Section 7.5(d) will apply only to disputes raised pursuant to this Section 7.3(e).

7.6 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within 10 days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the

Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 8.4, Seller and CoveyLink hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and CoveyLink with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VII:  (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article VII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that:  (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.7 Other Claims.

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

7.8 Indemnification in Case of Strict Liability or Indemnitee Negligence.

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

VIII.  General Provisions

8.1 Expenses.

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

8.2 Public Announcements.

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyer determine by mutual agreement; provided, however, that the Company may make any disclosure announcements that the Company determines, in its sole discretion, that it is required to make pursuant to any Legal Requirement.

8.3 Notices.

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller: CoveyLink Worldwide LLC 175 West Canyon Crest Road, Suite 100 Alpine, UT 84004 Attention: Greg Link Fax no.: (801) 880-7744 E-mail address: link@coveylink.com with a copy to:

Stephen M.R. Covey
175 West Canyon Crest Road, Suite 100
Alpine, UT 84004
E-mail address:  covey@coveylink.com

Hill Johnson & Schmutz, LC
4844 North 300 West, Suite 300
Provo, UT 84604
Attention: Richard L. Hill
Fax no.: (801) 375-3865
E-mail address: rhill@hjslaw.com

CoveyLink:
175 West Canyon Crest Road, Suite 100
Alpine, UT 84004
Attention:  Greg Link
Fax no.:  (801) 880-7744
E-mail address: link@coveylink.com

with a copy to:

Stephen M.R. Covey
175 West Canyon Crest Road, Suite 100
Alpine, UT 84004
E-mail address:  covey@coveylink.com

Hill Johnson & Schmutz, LC
4844 North 300 West, Suite 300
Provo, UT 84604
Attention: Richard L. Hill
Fax no.: (801) 375-3865
E-mail address: rhill@hjslaw.com

Buyer or Parent: Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119 Attention: Robert A. Whitman Fax no.: (801) 817-8069 E-mail address: bob.whitman@franklincovey.com with a copy to: Dorsey & Whitney, LLP 136 S. Main Street, Suite 1000 Salt Lake City, UT 84101 Attention: Nolan S. Taylor, Esq. Fax no.: (801) 933-7373 E-mail address: taylor.nolan@dorsey.com

8.4 Jurisdiction; Service of Process.

Each of the parties submits to the exclusive jurisdiction and venue of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

8.5 Enforcement of Agreement.

Seller and CoveyLink acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or CoveyLink could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.6 Waiver; Remedies Cumulative.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7 Entire Agreement and Modification.

This Agreement, together with the Contemplated Transactions, supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Schedules, exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter covered thereby.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

8.8 Assignments, Successors and No Third-Party Rights.

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.8.

8.9 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.10 Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

8.11 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.12 Governing Law.

This Agreement will be governed by and construed under the laws of the State of Utah without regard to conflicts-of-laws principles that would require the application of any other law.

8.13 Execution of Agreement.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.14 CoveyLink  and Parent Obligations.

The liability of CoveyLink hereunder shall be joint and several with Seller.  Without limiting the generality of the foregoing, Seller and CoveyLink shall be jointly and severally liable for (a) any Breach by either Seller or CoveyLink and (b) the indemnities set forth in Article VII.  The liability of Parent hereunder shall be joint and several with Buyer.  Without limiting the generality of the foregoing, Buyer and Parent shall be jointly and severally liable for (a) any Breach by either Buyer or Parent and (b) the indemnities set forth in Article VII.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: FRANKLIN COVEY CLIENT SALES, INC.
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	President

PARENT: FRANKLIN COVEY CO.
By:	/s/ Robert A. Whitman
Name:	Robert A. Whitman
Title:	President and CEO

SELLER: COVEYLINK WORLDWIDE LLC
By:
Name:
Title:

COVEY/LINK: COVEY/LINK, LLC
By:
Name:
Title: